Exhibit 99.(j)(4)

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment (the “Amendment”) is entered into as of September 18, 2026 and effective as of September 18, 2026, amending that certain Custody Agreement dated as of November 14, 2024, as amended, modified and supplemented from time to time (the “Agreement”), by and between State Street Bank and Trust Company (the “Custodian”) and each entity identified on Appendix A thereto (each, the “Client”).

WHEREAS, the new entities listed below desire to have the Custodian render services to the such entities under the terms of the Agreement and to each become a Client under the Agreement; and

WHEREAS, the parties wish to amend the Agreement to add the attached Investment Documents Safekeeping Addendum, as further set forth below.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Appendix A to the Agreement is hereby amended to reflect the addition of each of the following entities as a Client (each, a “New Client”):

Lord Abbett Corporate Opportunities Fund

Lord Abbett Credit Opportunities Fund

Lord Abbett Municipal Opportunities Fund

By execution of this Amendment, each New Client hereby agrees (a) to become bound by all of the terms and conditions and provisions of the Agreement as a Client including, without limitation, the representations and warranties set forth in Section 26.1 and 26.2 therein, and (b) adopts the Agreement with the same force and effect as if the New Client was originally a party thereto.

2. Section 11.2 of the Agreement is hereby deleted, and Section 11.1 of the Agreement is amended to read in its entirety as follows: “11.1 Document Safekeeping. Each Client and the Custodian agree to be bound by the terms of the Investment Documents Safekeeping Addendum attached hereto as Appendix C.”

3. The Custodian and each Client agree that the terms of the Investment Documents Safekeeping Addendum attached hereto shall become Appendix C to the Agreement.

4. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emails (portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[signature page immediately follows]

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH CLIENT ENTITY LISTED ON APPENDIX A HERETO

By: /s/ Randolph A. Stuzin

Name: Randoph A. Stuzin

Title: Vice President and Assistant Secretary

state street bank and trust company

By: /s/ Gregory V. Nikiforow

Name: Gregory V. Nikiforow

Title: Managing Director, Global Relationship Manager

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Appendix A

Fund Name	Jurisdiction of Formation
Lord Abbett Flexible Income Fund	Delaware
Lord Abbett Flexible Income Funding LLC	Delaware
Lord Abbett Flexible Income Funding 2 LLC	Delaware
Lord Abbett Flexible Income Funding 3 LLC	Delaware
Lord Abbett Flexible Income Funding 4 LLC	Delaware
Lord Abbett Flexible Income Funding 5 LLC	Delaware
Lord Abbett Flexible Income Funding 6 LLC	Delaware
Lord Abbett Corporate Opportunities Fund	Delaware
Lord Abbett Credit Opportunities Fund	Delaware
Lord Abbett Municipal Opportunities Fund	Delaware

Information Classification: Limited Access

Appendix C

Investment Documents

Safekeeping Addendum

Addendum to that certain Custody Agreement dated as of November 14, 2024 between the Custodian and the Client (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”).

1. THE SERVICES

The Custodian will provide physical safekeeping of acceptable Investment Documents (as defined below) as contemplated by Section 11 of the Agreement, subject to and in accordance with the terms of the Agreement and this Addendum (the “Document Services”). The Document Services are limited to the holding of physical (and not electronic) Investment Documents in a secure and access-controlled environment and the return or delivery of such Investment Documents pursuant to Proper Instructions. Other than as set forth herein, the Custodian will not perform any other services in relation to the Investment Documents.

2. INVESTMENT DOCUMENTS

“Investment Document” means any physical document that meets the Custodian’s requirements (including as set forth on Schedule 1 hereto, and as may be updated from time to time in the Client Publications) and is accepted by the Custodian. For the avoidance of doubt, Investment Document does not include any security, instrument, certificate, title, agreement or other document that is accompanied by a stock power or instrument of assignment, endorsed to the Custodian or in blank.

3. ACCEPTANCE AND SAFEKEEPING OF INVESTMENT DOCUMENTS

The Client will deliver Investment Documents to the Custodian in a sealable envelope, file or box (each an “Envelope”) accompanied by a Proper Instruction that clearly identifies the contents of such Envelope. The Custodian may also reasonably require additional information. The Client will not include in any Envelope anything other than Investment Documents. The Custodian may reject any Envelope and/or any Investment Document contained therein that the Custodian determines to be ineligible for safekeeping, presents an unacceptable risk profile or which otherwise cannot be held in custody by the Custodian. If an Envelope is accepted, the Custodian will generate an asset identifying number to track the Envelope and will safekeep such Envelope.

The Custodian will accept any purported Envelope “as is” and without any examination thereof. The Custodian shall not have any obligation to review, verify, validate or otherwise inspect the contents of an Envelope, but reserves the right to inspect any Envelope for the Custodian’s own regulatory or compliance purposes. The Custodian shall have no duty to determine (i) the contents of an Envelope; (ii) whether any Envelope is what the Client purports it to be, or (iii) the value or price of any asset represented by the Envelope. The Custodian shall be entitled to fully rely, without independent verification, on the Client’s representations regarding the Envelopes. The Custodian’s safekeeping of an Envelope shall in no way be construed as custody of the underlying assets that the Envelope is said to constitute or represent nor as a security entitlement to such underlying assets under applicable law.

The Custodian will include Envelopes in its regular security count audits and deliver any Envelope to such person or entity as the Client may instruct. Any account statements will only reflect an inventory of the Envelopes that the Custodian holds in safekeeping without any representation or assurances by the Custodian as to the specific contents or value thereof. The Custodian will provide no calculation of market value or net asset value or any other accounting services with respect to the Investment Documents.

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4. LIABILITY LIMITATIONS

The Document Services are subject to the liability provisions set forth in the Agreement. In addition, and notwithstanding anything to the contrary set forth in the Agreement, in no event will the Custodian be liable for any losses or damages arising out of: (i) the value of Investment Documents or the contents of Envelopes should they be lost, stolen or destroyed; or (ii) the Custodian’s receipt or acceptance of fraudulent, forged or invalid Investment Documents or Envelopes. In the event of losses or damages resulting from the Custodian’s failure to comply with the applicable standard of care, the Custodian’s responsibility shall be limited to undertaking all reasonable efforts to assist the Client in obtaining replacement documents.

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Schedule 1

Investment Documents - Permitted and Prohibited Items

The below lists the current items that are permitted and prohibited from being held by State Street as part of this Service. These lists may be updated from time to time in the Client Publications.

Permitted Items:

•	Physical documents pertaining to financial investments, such as agreements or statements, that do not fall within the Prohibited Items listed below

Prohibited Items include (but are not limited to):

•	Anything that is not a paper document, including precious metals, jewelry or other tangible assets
•	Stock or bond certificates (negotiable, non-negotiable, or restricted)
•	Negotiable instruments such as checks, promissory notes or certificates of deposit
•	Gold or silver certificates
•	Currency of any kind
•	Documents that are for the benefit of, or in the name of, any person or entity that is subject to sanctions under applicable sanctions laws or regulations, including U.S. sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC)

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